Exhibit 99.1

Contact:

Walter Parks

Chief Operating Officer

bebe stores, inc.

(415) 715-3900

bebe stores, inc.

Announces First Quarter Results

BRISBANE, CALIF. — November 5, 2009 — bebe stores, inc. (NASDAQ:BEBE) today announced unaudited financial results for the first quarter ended October 3, 2009.

Net sales for the quarter ended October 3, 2009 were $125.7 million versus $163.3 million reported for the quarter ended October 4, 2009. Sales decreased 23.0% compared to the corresponding quarter in the prior year.  Same store sales for the quarter ended October 3, 2009 decreased 25.7% compared to a decrease of 10.8% for the prior year quarter.

Gross margin as a percentage of net sales decreased to 36.7% in the first quarter of fiscal 2010, compared to 44.9% in the first quarter of fiscal 2009.  The decrease in gross margin as a percentage of net sales from the prior year of 8.2% was primarily due to unfavorable occupancy leverage and higher markdowns partially offset by a decrease in other costs.

SG&A expenses for the first quarter of fiscal 2010 were $53.0 million, or 42.2% of net sales, compared to $59.2 million, or 36.2% of net sales for the same period of the prior year.  The decrease in SG&A expense is primarily due to lower compensation and advertising expense offset by an increase in depreciation expense and $1.7 million in asset impairment charges related to underperforming stores.

The effective tax rate for the first quarter of fiscal 2010 decreased to 28.1% from 34.8% in the first quarter of fiscal 2009 primarily due to an increase in tax exempt interest income as a percent of taxable income and a change in the tax treatment related to our stock option exchange in which incentive stock options that were exchanged were converted to non-qualified stock options offset by current period adjustments.

Net loss for the first quarter was $4.2 million compared to net income of $11.2 million for the same period in the prior year.  Diluted loss per share for the first quarter of fiscal 2010 was $0.05 on 86.8 million diluted weighted average shares outstanding compared to net income of $0.12 per share on 90 million diluted weighted average shares outstanding for the first quarter of fiscal 2009.

During the quarter ended October 3, 2009, the Company opened two bebe stores, closed one bebe store, one SPORT store and one 2b bebe store resulting in a reduction of total square footage of less than 1%.

For the first quarter ended October 3, 2009 the Company’s capital expenditures were approximately $3.1 million and depreciation expense was approximately $7.0 million.

Similar to the first fiscal quarter and based on current business, we anticipate fiscal 2010 second quarter comparable stores sales will be less negative than the incoming trend and depending on actual markdowns earnings per share before write-offs will be in the range of $0.00 to $0.05 per share based on 87 million diluted weighted average shares outstanding versus $0.08 per share based on 89 million diluted weighted average shares outstanding in the second quarter of fiscal 2009. The Company is currently anticipating an effective tax rate of 40.0% for the second quarter of fiscal 2010.

For the second quarter of fiscal 2010, the Company is currently planning finished goods inventory to be down on a per square foot basis compared to the second quarter of fiscal 2009 in the mid to high teens.

bebe stores, inc. will host a conference call today at 1:30 P.M. Pacific Time to discuss first quarter results.  Interested parties are invited to listen to the conference by calling 1-866-893-1531.  A replay of the call will be available for approximately one week by calling 1-800-642-1687.  A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, BEBE SPORT, bbsp, 2b bebe and PH8 brand names. bebe currently operates 307 stores, of which 212 are bebe stores, 61 are BEBE SPORT stores, 33 are 2b bebe stores and 1 is a bebe accessories store. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. In addition, there is an online store at www.bebe.com.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results.  Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

bebe stores, inc.

SELECTED BALANCE SHEET DATA

(UNAUDITED)

(Dollars in thousands)

	October 3,	October 4,
	2009	2008
Assets

Cash and equivalents	$80,710	$119,565
Available for sale securities	38,477	—
Trading securities	69,460	—
Auction rate securities written put option	12,106	—
Inventories, net	36,483	49,312
Total current assets	283,433	207,674
Property and equipment, net	120,187	137,022
Available for sale securities	120,431	228,155
Total assets	$554,959	$601,704

Liabilities and Shareholders’ Equity

Total current liabilities	$48,608	$63,121
Total liabilities	96,647	114,258
Total shareholders’ equity	458,312	487,446
Total liabilities and shareholders’ equity	$554,959	$601,704

bebe stores, inc.

STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands except per share data and store statistics)

	For the Quarter Ended
	Oct. 3		Oct. 4
	2009	%	2008	%

Net sales	$125,659	100.0%	$163,260	100.0%
Cost of sales, including production and occupancy	79,498	63.3	89,958	55.1

Gross margin	46,161	36.7	73,302	44.9
Selling, general and administrative expenses	53,022	42.2	59,155	36.2

Operating income (loss)	(6,861)	(5.5)	14,147	8.7
Interest and other income, net	1,042	0.8	3,030	1.9

Income (loss) before income taxes	(5,819)	(4.6)	17,177	10.6
Income tax provision (benefit)	(1,637)	(1.3)	5,972	3.7

Net income (loss)	$(4,182)	(3.3)%	$11,205	6.9%

Basic (loss) income per share	$(0.05)		$0.13
Diluted (loss) income per share	$(0.05)		$0.12

Basic weighted average shares outstanding	86,766		88,962
Diluted weighted average shares outstanding	86,766		90,038

Number of stores open at beginning of period	308		303
Number of stores opened during period	2		5
Number of stores closed during period	3		1
Number of stores open at end of period	307		307

Number of stores expanded/relocated during period(1)	0		1

Total square footage at end of period (000’s)	1,155		1,143

(1) Expanded/Relocated stores are excluded from comparable store sales for the first year following expansion/relocation.